Exhibit 99.3

Trovagene Announces Plans to Develop Proprietary Test for High Risk HPV Carrier Screening from Urine

SAN DIEGO, May 2, 2012 /PRNewswire/ — Trovagene, Inc. (TROV.PK) announced today that the Company has initiated development of a diagnostic test to determine the presence of high risk Human Papilloma Virus (HPV) subtypes from urine specimens. The proprietary test (U.S. patent application pending) might, once available, be particularly useful for the determination of carrier status in males.

The Company’s HPV detection assay is a unique, proprietary(1) method that preferentially amplifies a specific region of the HPV genome of high risk HPV types, but not of low risk types. In an explorative validation study the Company has compared the analytical performance of its assay, which uses urine as the sample, to a commercially available HPV test, which uses cytology samples and was performed according to the manufacturer’s protocol. Discordant results were resolved by Sanger DNA sequencing. The results showed that the Trovagene assay performed with a sensitivity of 93% and a specificity of 96%, whereas the commercially available LBC test had a sensitivity of 78% and a specificity of 86%.

Trovagene’s HPV assay is compatible with the throughput and reliability requirements of a clinical-diagnostic laboratory at very competitive cost levels. The Company believes that the detection of high risk HPV types through its urine-based assay could have valuable clinical utility for monitoring the high risk HPV carrier status of an individual. Such infections can lead to cervical cancer, head-and neck cancer(2), and other cancers.

Charlie Rodi, Ph.D., Trovagene’s Chief Technology Officer, stated that “the Company’s HPV assay technology is noteworthy for both its high performance and its ease of use. The urine sample can be collected in private and shipped at ambient temperatures to a diagnostic laboratory.” He also noted that although there is no HPV test currently recommended for use by men, that the Company’s urine-based test has the potential to determine male carrier status without resorting to methods that require scraping to collect cytology samples. Dr. Rodi added that the Company plans to begin offering the test in 2012.

(1) WO2010051261, IPA No. PCT/US2009/062114, Indian Patent Application No. 3673/DELNP/2011

(2) Chaturvedi AK, Engels EA, Pfeiffer RM, et al. Human papillomavirus and rising oropharyngeal cancer incidence in the United States (2011) Journal of Clinical Oncology 29(32): 4294-4301.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is developing its patented technology for the detection of transrenal DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that cross the kidney barrier and can be detected in urine.

Trovagene has a dominant patent position as it relates to transrenal molecular testing. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing. In addition, it owns worldwide rights to nucleophosmin-1 (NPM1), an informative biomarker for acute myeloid leukemia (AML) and mutations in the SF3B1 gene, which have been shown to be associated with chemotherapy response in CLL (chronic lymphocytic leukemia) patients.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission.